SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. 1)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       PINNACLE WEST CAPITAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

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[X]  No fee required.
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3)  Per unit price or other underlying value of transaction computed pursuant to
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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
                        PINNACLE WEST CAPITAL CORPORATION
                                 P.O. BOX 52132
                           PHOENIX, ARIZONA 85072-2132

                           NOTICE AND PROXY STATEMENT
                For Annual Meeting of Shareholders to Be Held on
                             Wednesday, May 20, 1998

To Shareholders:

     The 1998 annual meeting of shareholders of Pinnacle West Capital Corporation will be held at the Orpheum Theatre located at 203 West Adams Street in Phoenix, Arizona at 10:30 a.m. on Wednesday, May 20, 1998 for the following purposes:

     1)  To elect three Class I Directors;

     2)  To act upon a  shareholder  proposal  relating to nuclear power issues;
         and

     3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Each of the 84,792,541 shares of the Company's common stock outstanding at the close of business on March 13, 1998 entitles the holder to notice of and to vote at this meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy.

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors. So far as management is aware, the matters described in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the proxy committee named in the enclosed proxy will vote on those matters in accordance with its judgement.

     Shareholders are requested to mark, date, sign and mail promptly the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. You are entitled to revoke your proxy at any time before it is exercised and vote your shares in person if you attend the meeting.



                                              By order of the Board of Directors

                                                                  FAYE WIDENMANN
                                                    Vice President and Secretary


Approximate date of mailing to shareholders:
April 1, 1998

                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for the division of the Board of Directors into three classes of approximately equal size. The term of each directorship is three years and the terms of the three classes are staggered so that only one class is elected by the shareholders annually.

     Three Class I directors are to be elected this year to serve as members of the Board of Directors until the annual meeting of shareholders in 2001 or until their successors are elected and qualified. Should one or more of the three nominees listed below become unavailable to serve prior to the meeting date, the proxy committee will vote the shares it represents for the election of such other persons as the Board may recommend unless the Board reduces the number of directors in Class I.

     Directors in the other two classes are identified on the following pages. Information given for all directors has been furnished by each of them as of March 13, 1998. The term "APS" refers to Arizona Public Service Company, the Company's largest subsidiary.


                                    Nominees

--------------------------------------------------------------------------------
                   Nominees for Election as Class I Directors
                     (Term to expire at 2001 Annual Meeting)
--------------------------------------------------------------------------------

Roy A. Herberger, Jr., 55, has been a director since 1992. He has been President of the American Graduate School of International Management (Thunderbird) since 1989. Mr. Herberger is also a director of Pilgrim America Capital Corporation and MicroAge, Inc.

George A. Schreiber, Jr., 49, has been a director since February 1997. Mr. Schreiber was elected to the positions of Executive Vice President and Chief Financial Officer of both the Company and APS as of February 1997. From 1990 to January 1997 he was Managing Director at PaineWebber, Inc. He is also a director of APS.

Humberto S. Lopez, 52, has been a director since May 1995. He is President of HSL Properties (real estate development and investment), Tucson, Arizona. Mr. Lopez is also a director of Bank of Tucson and Sun Community Bancorp.

                         Directors Continuing in Office

--------------------------------------------------------------------------------
                               Class II Directors
                     (Term to expire at 1999 Annual Meeting)
--------------------------------------------------------------------------------

John R. Norton III, 68, is Chairman of the Board and Chief Executive Officer of J.R. Norton Company (agricultural production), Phoenix, Arizona and was first elected as a director in February 1985. Mr. Norton resigned as a director of the Company in May 1985 to accept appointment as U.S. Deputy Secretary of Agriculture, a position he held until February 1986. In February 1986 he was reelected as a director of the Company. Mr. Norton is also a director of Aztar Corporation, Terra Industries Inc., Apollo Group, Inc. and APS.

William J. Post, 47, has been a director since February 1997. In February 1997 he assumed the position of President of Pinnacle West after having served as its Executive Vice President since June 1995. He has also been the President and Chief Executive Officer of APS since February 1997. He had been APS' Chief Operating Officer since September 1994, as well as a Senior Vice President since June 1993. Prior to that time, he had served as a Vice President and officer of APS since 1982. Mr. Post is also a director of APS.

Douglas J. Wall, 70, has been a director since 1985. He is of counsel to the law firm of Mangum, Wall, Stoops & Warden. Mr. Wall is past President of the Arizona Board of Regents.

--------------------------------------------------------------------------------
                               Class III Directors
                     (Term to expire at 2000 Annual Meeting)
--------------------------------------------------------------------------------

Pamela Grant, 59, has been a director since 1985. She is a civic leader and from July 1989 through January 1995 was President of TableScapes, Inc. (party supply rentals). Ms. Grant was President and Chief Executive Officer of Goldwaters, a Division of May Department Stores, until April 1988.

Martha O. Hesse, 55, has been a director since 1991. She is President of Hesse Gas Company. In 1990 Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services) and from 1986 to 1989 she was Chairman of the Federal Energy Regulatory Commission. She is also a director of Mutual Trust Life Insurance Company, Laidlaw Inc. and APS.

William S. Jamieson, Jr., 54, has been a director since 1991. Since January 1996 he has been Vice President of the Institute for Servant Leadership of Asheville, NC and an Adjunct Member of the Bishop's staff of the Episcopal Diocese of Arizona. Prior to that he was Archdeacon of the Episcopal Diocese of Arizona.

Richard Snell, 67, has been a director since 1985. He has been Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board of APS since February 1990. Until February 1997 he was also President of the Company. He is also a director of Aztar Corporation, Banc One Arizona Corporation and Central Newspapers, Inc.

                          CERTAIN SECURITIES OWNERSHIP

     As of March 13, 1998, shares of the Company's common stock beneficially owned by the indicated persons or groups were as follows:

                                               Shares
                                             Beneficially        Percent
                                               Owned (1)         of Class
                                               ---------         --------
Non-Employee Directors and Nominees
-----------------------------------

Pamela Grant                                     27,300
Roy A. Herberger, Jr.                             2,500
Martha O. Hesse                                  17,400
William S. Jamieson, Jr. (2)                      4,615
Humberto S. Lopez (2)                             4,576
John R. Norton III (2)                           30,000
Douglas J. Wall                                  29,205

Employee Directors and Officers
-------------------------------

William J. Post                                  87,368
George A. Schreiber, Jr.                         25,900
Richard Snell                                   476,418

Other Officers Named on Page 9
------------------------------

Michael S. Ash                                   13,951
Arlyn J. Larson (2)                              15,332

All directors, nominees and executive
 officers as a group (15 persons) (2)           778,690            0.92%
 ------------------------------------

5% Beneficial Owners (3)
------------------------

Wellington Management Company, LLP            6,852,327            8.09%
75 State Street
Boston, MA 02109

-------------

(1) Includes shares which may be acquired by the exercise of stock options within 60 days as follows: 24,500 each for Ms. Grant and Mr. Wall; 17,500 for Mr. Norton; 14,000 for Ms. Hesse; 56,499 for Mr. Post; 2,000 for Mr. Schreiber; 417,499 for Mr. Snell; 1,666 for Mr. Larson; and 577,605 for all directors and officers as a group. In the case of officers, this also includes shares of restricted stock and vested shares in the Company's employees' savings plan as of December 31, 1997.

(2) Includes in the cases of: Mr. Jamieson, 615 shares held by his wife; Mr. Lopez, 4,576 shares held in a family trust in which voting power is shared; Mr. Norton, 500 shares held by his wife and 2,000 shares held in a trust for Mr. Norton's late mother for which he serves as trustee; Mr. Larson, 6,013 shares held in a family trust in which voting power is shared; and the group, 13,704 shares as to which voting or investment power is shared with others.

(3) A Schedule 13G filing with the Securities and Exchange Commission as of December 31, 1997 reporting shared voting power as to 3,139,540 shares and shared dispositive power as to 6,852,327 shares. The Company makes no representations as to the accuracy or completeness of such information.


                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met twelve times during 1997. No director attended fewer than 75% of the meetings of the full Board and of the committees on which he or she served.

     The Audit Committee of the Board reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm for the following year, approves the scope of the work to be performed, and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationship among that group, management of the Company and its subsidiaries, and its independent accountants. The Committee met three times in 1997; its members were Ms. Hesse and Messrs. Herberger, Jamieson, Lopez and Wall (Chairman).

     The Human Resources Committee makes recommendations to the full Board with respect to prospective Board members and officers and with respect to executive salaries, bonuses and benefits. (See page 16 for the procedures for proposing nominations to the Board). The Committee also makes stock option and restricted stock grants, and regularly reviews the Company's policies in all of the foregoing areas. Its report on executive compensation policy follows, and its members are identified at the end of that report. The Committee met three times in 1997.

     Non-employee directors receive an annual retainer consisting of $12,000 cash and 500 shares of Pinnacle West common stock; to receive the 500 shares a director is required to already own 500 shares in his or her first year on the board, and that ownership requirement increases by 500 shares annually until it reaches 2,500 shares. With certain exceptions, non-employee directors also receive $900 for each board meeting attended and $700 for each committee meeting attended.

     The Company has a directors' retirement plan which provides, with certain exceptions, to non-employee directors over the age of 65, upon their retirement from the Board, an annual payment of $12,000. The length of time to which a non-employee director is entitled to receive this benefit is limited to the number of years he or she served on the Board prior to age 65.

                        HUMAN RESOURCES COMMITTEE REPORT

     The Pinnacle West Human Resources Committee, composed solely of outside directors, is responsible for making decisions regarding executive compensation. Three of the Company's officers (Messrs. Post, Schreiber and Palmeri) also hold executive positions with APS, and the APS human resources committee has salary and bonus responsibilities with respect to them as specifically discussed below; therefore, some of the general commentary regarding officer compensation does not fully apply to them.

     The Committee's overall compensation philosophy is to (i) attract and retain qualified individuals critical to the Company's success, (ii) reinforce enterprise objectives through the use of performance-based compensation programs and (iii) promote long-term stock ownership by executives and directors.

     The Committee applies its own compensation philosophy (and specifically its bias toward rewarding performance) to comparative information provided by independent consultants selected by the Committee. In 1997 information was provided for a number of other organizations engaged primarily in the electric utility business and having characteristics similar to the Company. In addition, information was provided for a general industry group consisting of companies of similar size.

     The Committee formulates its own views as to the responsibilities, skills, experience and performance of the respective executive officers, with input from Mr. Snell as to performances other than his own, and applies these views to the information provided by its consultants.

     Base Salaries. Base salaries for Company officers who served throughout 1997 were at or below median salaries in the utility group and considerably below those in the general industry group. A salary increase of 7.6% to Ms. Widenmann (for a market adjustment) was the only change made in 1997 to officer salaries.

     Bonuses. Cash bonuses payable for any year are predicated on weighted, targeted levels of corporate performance established by the Committee at the beginning of the year. Performance is assessed by the Committee after the end of the year; discretion is exercised in limited areas where the Committee's judgement is called for by the bonus plan.

     For 1997 the determinants of bonus levels, in order of importance, were per-share earnings, 1998 budgeted per-share earnings, and matters related to utility industry restructuring.

     At the end of the year the Committee awarded an attainment factor to each objective based upon the degree to which it was accomplished. The Committee then totaled the weighted individual attainment factors to produce a composite attainment factor common to all officers and multiplied that by a predetermined percentage of salary (60% for Mr. Snell and 30% for all other officers) to determine actual bonuses. The bonuses so arrived at and paid reflect a composite attainment factor approximately midway between the target and the maximum levels in the 1997 plan.

     Equity Participation. The Committee believes that the ultimate measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, the Committee makes systematic grants of stock options and restricted stock to officers and key management employees of

Pinnacle West and its subsidiaries in order that they may participate in those rewards through stock ownership. This program is generally competitive with long-term incentive practices in the utility industry, but less so with those in the general industry group. Given the changes in the utility industry, the Committee pays increasing attention to trends within the general industry group.

     The Committee believes that senior management personnel of the Company and its subsidiaries should have a significant, ongoing personal investment in the Company. To that end, restricted stock grants, besides being compensatory in nature, are utilized by the Committee to encourage the attainment and retention of targeted levels of individual stock ownership by conditioning their vesting upon the ownership of certain numbers of shares for predetermined periods of time.

     The size of awards made to participants in the program is determined by making assumptions as to how, generally, the stock should perform if the Company achieves its longer-term goals, and individual grants are then determined by bringing the recipient's total compensation to a target level relative to the comparator groups, provided that the stock performs as assumed. The actual per-share size of individual grants was reduced in 1997 because appreciation in the Pinnacle West stock price allowed the Committee to deliver the same value to executives with fewer shares.

     Tax Consideration. Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based." While the Committee is biased toward rewarding performance through the bonus and equity participation programs, certain features of these programs do not fit the law's definition of "performance-based," and limited amounts of compensation could therefore not be deductible.

     Mr.  Snell.  Mr.  Snell's  salary has not been  changed for several  years.
Consistent with its compensation philosophy, the Committee has, instead, emphasized reward-for-performance through the bonus plan and equity participation grants to him.

     Messrs. Post, Schreiber and Palmeri . Although these individuals are executive officers of the Company, their compensation is paid by APS and is based upon their positions at APS. Cash compensation comparisons are made, and bonus goals are established for officers of APS by its board's human resources committee, which shares the compensation philosophies described above. The equity participation for these individuals is determined by the Pinnacle West Human Resources Committee in the same manner as for other executive officers of the Company and its subsidiaries.

     The foregoing report of the Human Resources Committee is provided by its members: Ms. Grant (Chairman), Ms. Hesse and Messrs. Lopez, Norton and Wall.

                          STOCK PERFORMANCE COMPARISONS

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 was invested on the last trading day in 1992 in Pinnacle West stock and in the market represented by each of two indices (the S&P 500 Index and the Edison Electric Institute Index of 100 Investor-Owned Electrics), and that any dividends were reinvested.

                  Pinnacle West        EEI 100        S&P 500
                  -------------        -------        -------

12/31/92            $  100.00         $  100.00      $  100.00

12/31/93               110.80            111.15         109.92

12/31/94               101.27             98.29         111.34

12/31/95               153.12            128.78         152.66

12/31/96               174.56            130.32         187.28

12/31/97               239.16            166.00         249.28

                             EXECUTIVE COMPENSATION

     The following tables on compensation and stock options relate to the five most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries.

                           Summary Compensation Table

                                                                            Long-Term Compensation
                                                                            ----------------------
                          Annual Compensation                                       Awards
-----------------------------------------------------------------------------------------------------------------------
                                                               Other
Name and                                                       Annual       Restricted
Principal                                                      Compen-        Stock                       All Other
Position                      Year       Salary      Bonus     sation       Awards (1)     Options     Compensation (2)
--------                      ----       ------      -----    --------      ----------     -------     ----------------
Michael S. Ash                1997      $130,000    $51,363                   $29,813        3,750          $5,078
Corporate Counsel             1996       128,587     47,125                    26,724        4,250           4,651
                              1995       120,278     44,582                    23,324        4,250           5,865

Arlyn J. Larson               1997      $150,000    $59,265                        $0            0          $8,512
VP Corporate Planning         1996       147,774     54,375                    31,440        5,000           9,138
                              1995       134,921     50,010                    27,440        5,000           9,754

William J. Post (3)           1997      $420,834   $171,000                  $131,175       16,500         $11,949
President of Company and      1996       325,000    165,100                   106,896       17,000          11,015
President & CEO of APS        1995       287,500    175,500                    93,296       17,000          12,229

George A. Schreiber, Jr.      1997      $333,807   $124,875   $220,102(4)    $145,053       19,500        $226,677
Exec. VP and CFO of Company
and of APS (3)

Richard Snell (3)             1997      $515,000   $406,953                  $298,125       20,000         $44,866
Chairman & CEO                1996       515,000    373,375                   314,400       25,000          47,063
                              1995       515,000    380,070                   137,200       25,000          53,482

(1) The value of the restricted stock is based on the closing price of the Company's common stock on the date the restricted stock was granted. The restrictions lapse on most restricted stock awards upon (i) the passage of three years from date of grant or upon retirement after the age of 60 and
     (ii) the holding of certain numbers of unrestricted shares for certain periods of time, as determined by the Human Resources Committee at the time of grant. Any dividends paid on restricted stock will be held by the Company until the restrictions lapse. The number and value (at market) of aggregate restricted shareholdings as of the end of 1997 were: Mr. Ash - 2,450 shares, $103,819; Mr. Larson - 2,000 shares, $84,750; Mr. Post -
     10,426,  $441,802;  Mr. Schreiber - 3,900 shares,  $165,263 and Mr. Snell -
     22,500 shares, $953,438.

(2) The figures given in this column for 1997 consist of Company matching contributions to the Company's employees' savings plan: Mr. Ash - $3,630, Mr. Larson - $4,500, Mr. Post - $4,750, Mr. Schreiber - $0 and Mr. Snell - $0; the above-market portion of interest accrued under a deferred compensation plan: Mr. Ash - $1,363, Mr. Larson - $2,698, Mr. Post -
     $4,893, Mr. Schreiber - $0 and Mr. Snell - $7,636; premiums paid by the Company for additional term life insurance: Mr. Ash - $85, Mr. Larson - $1,314, Mr. Post - $2,306, Mr. Schreiber - $1,088 and Mr. Snell - $8,580;
     relocation expenses of $225,589 on behalf of Mr. Schreiber and $28,650 paid to Mr. Snell for service as a director of APS.

(3) Mr. Post was elected President of the Company and President and Chief Executive Officer of APS effective February 1997. Mr. Snell resigned as President of the Company in February 1997; he remains Chairman of the Board and Chief Executive Officer. Mr. Schreiber was elected Executive Vice President and Chief Financial Officer of the Company and of APS effective February 3, 1997.

(4) The figure shown in this column represents the reimbursement of taxes on income that was charged to Mr. Schreiber due to the reimbursement of relocation expenses

                              Option Grants in 1997

                                         Percentage of
                           Options       Total Options
                           Granted      Granted to All       Exercise                       Grant Date
                           in 1997       Employees in          Price          Expiration      Present
Name                     (Shares)(1)         1997           (per share)          Date         Value(2)
----                     -----------        ------          -----------          ----         --------
Michael S. Ash               3,750          1.43%             $39.75           12/17/07        $22,013

Arlyn J. Larson                  0             0%               N/A              N/A                $0

William J. Post             16,500          6.33%             $39.75           12/17/07        $96,855

George A. Schreiber, Jr.     6,000          2.30%             $31.44            2/3/07         $26,100
                            13,500          5.18%             $39.75           12/17/07         79,245

Richard Snell               20,000          7.67%             $39.75           12/17/07        $66,600

(1) All options were granted on December 17, 1997 except for a 6,000 share grant made to Mr. Schreiber on February 3, 1997 as an inducement to accept a position with the Company. All grants become exercisable at the rate of one-third of the grant annually. All options not already exercisable will become exercisable if an individual retires on or after the age of 60. No SARs have been granted.

(2) The Black-Scholes option pricing model was chosen to estimate the present value. The basic assumptions used in the model were expected volatility of 15.6%; risk-free rate of return of 5.66%; dividend yield of 3.71%; and time to exercise of five years, though in the case of Mr. Snell, the time to exercise and corresponding risk-free rate of return were one and one-half years and 5.65% respectively.


                  Option Exercises in 1997 and Year-End Values

                                                        Number of Securities
                                                      Underlying Unexercised       Value of Unexercised
                                                              Options              In-The-Money Options
                                                        at Fiscal Year-End        at Fiscal Year-End (2)
                                                        ------------------        ----------------------
                            Shares
                         Acquired on     Value
         Name              Exercise   Realized (1)  Exercisable  Unexercisable  Exercisable  Unexercisable
         ----              --------   ------------  -----------  -------------  -----------  -------------
Michael S. Ash                4,750        $41,323        4,500          8,001      $75,894        $62,496

Arlyn J. Larson              12,215       $143,477        1,666          5,001      $18,321        $61,666

William J. Post               4,937        $53,517       56,499         33,501   $1,154,778       $253,980

George A. Schreiber, Jr.          0             $0            0         19,500           $0       $102,266

Richard Snell                     0             $0      417,499         45,001  $11,633,180       $362,034

(1) Value of options exercised is the market value of the shares on the exercise date minus the exercise price.

(2) The value of unexercised options equals the market value of Pinnacle West common stock on December 31, 1997 ($42.375 per share) minus the exercise price of options.

                             EXECUTIVE BENEFIT PLANS

     All of the plans described below relate to the Company. Messrs. Post and Schreiber are covered by executive benefit plans provided by APS; however, those plans are substantially identical to the plans described for the Company, and the benefits provided to them would be the same as if they were participants in the Company's plans.

     Employees' Retirement Plan and Supplemental Excess Benefit Retirement Plan. The following table illustrates the annual benefits, calculated on a straight-life annuity basis, that would be provided under the Company Employees' Retirement Plan and the Supplemental Excess Benefit Retirement Plan to the Company's officers who retire at age 65 or later at the indicated compensation and years of service levels.

                                                        Years of Service
      Average Annual     -------------------------------------------------------------------------
     Compensation (a)             5(b)                10                 20                 25
--------------------------------------------------------------------------------------------------

        $ 100,000               $ 15,000           $ 30,000           $ 50,000          $ 60,000
          150,000                 22,500             45,000             75,000            90,000
          200,000                 30,000             60,000            100,000           120,000
          300,000                 45,000             90,000            150,000           180,000
          400,000                 60,000            120,000            200,000           240,000
          500,000                 75,000            150,000            250,000           300,000
          600,000                 90,000            180,000            300,000           360,000
          700,000                105,000            210,000            350,000           420,000
          800,000                120,000            240,000            400,000           480,000
          900,000                135,000            270,000            450,000           540,000
        1,000,000                150,000            300,000            500,000           600,000

--------

(a) Compensation under the retirement plan consists solely of base salary up to $160,000 (as adjusted for cost-of-living), including any amounts voluntarily deferred under the Company's 401(k) plan. While the retirement plan does not include amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay, the Supplemental Excess Benefit Retirement Plan does include, subject to certain exceptions, these additional components of compensation plus base salary beyond the $160,000 limit.

(b) Although years of service begin accumulating on the date of employment, benefits do not vest until the completion of five years of service.

     The Company's Supplemental Excess Benefit Retirement Plan provides enhanced benefits. Benefits payable under this plan that are in excess of the benefits payable under the Company's retirement plan (which, as a qualified defined benefit pension plan, is limited pursuant to the Internal Revenue Code), are payable from the general assets of the Company. The number of credited years of service for each of the individuals named on page 9 and their 1997 remuneration covered by the Company's plans are as follows: Mr. Ash - 13 years, $177,125; Mr. Larson - 24 years (see description of Mr. Larson's agreement below), $204,375; Mr. Post - 25 years, $585,934; Mr. Schreiber - 11 years (see description of Mr. Schreiber's agreement below), $333,807 and Mr. Snell - 37 years (see description of Mr. Snell's employment agreement below), $888,375. The amounts shown in the table above are not expected to be subject to any reduction or offset for Social Security benefits or other significant amounts.

     Employment and Severance Arrangements. Mr. Snell and the Company are parties to an employment agreement setting forth the terms of his employment as Chief Executive Officer of the Company. The agreement was for a term of five years, beginning on February 5, 1990, and was amended twice, each time to extend his term of employment by two additional years. The agreement may be terminated by Mr. Snell at any time upon 120 days' prior written notice to the Company. Under the agreement Mr. Snell is entitled to a base salary of $500,000 per year, subject to periodic appraisal by the Board or a committee thereof, as well as to such bonus payments as may be declared from time to time by the Board. The agreement entitles Mr. Snell to participate in the employee benefit plans generally available to Company employees, and in the Company's deferred compensation plan, supplemental excess benefit retirement plan, and stock option plan. Mr. Snell is also entitled to a supplemental pension under the agreement. For purposes of determining his supplemental pension benefits, Mr. Snell's years of service on February 5, 1990 were assumed to be 29 years, and he was credited with an additional year for each year of employment thereafter, up to 33 1/3 years. Mr. Snell's credited years of service disclosed above (37) include the 29 years of awarded service. The supplemental pension benefit is not payable, however, if there is a final determination that he has breached the agreement. The agreement also contains "change of control" benefit provisions which are in all material respects identical to those contained in the severance agreements, discussed below, between the Company and each of its other executive officers.

     In an effort to attract and retain senior management critical to the success of the Company, certain officers were provided with special deferred compensation agreements under which they will be credited with additional years of service for purposes of determining their retirement benefits. Under Mr. Schreiber's agreement, to make up for the retirement benefits he lost as a result of his decision to accept employment as an officer of the Company, he will receive deferred compensation equal to the difference between his actual pension benefit and the pension benefit that he would have been entitled to receive upon his retirement if his actual "years of service" were increased by ten. Under Mr. Larson's agreement, to give him an incentive to defer his retirement until the end of a transitional period during which he is assisting his replacement, he will receive deferred compensation equal to the difference between his actual pension benefit and the pension benefit that he would have been entitled to receive upon his retirement if his actual "years of service" were increased by six.

     The Company has entered into severance agreements, which are identical in content, with each of its executive officers except Mr. Snell (see the discussion of his employment agreement above). These agreements are intended to provide stability in key management of the Company. Under the agreements each officer will receive a payment and other severance benefits having an aggregate value of not more than 2.99 times the officer's "base income" (the average of the officer's annual compensation over the five years preceding the year of a "change of control") if, during the three-year period following a change of control of the Company, the officer's employment is terminated or the terms and conditions of his or her employment are significantly and detrimentally altered. "Change of control" includes any change of control event required to be reported  under the  Securities  Exchange  Act of 1934,  an  unrelated  third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation, a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two-thirds of the members of the Board then serving who were members immediately prior to the change, or the filing of a voluntary or involuntary petition of bankruptcy (other than for liquidation or dissolution) which is not dismissed within 30 days. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death, or for "cause" as defined in the agreements. Each of the agreements terminates on December 31st of each year upon six months' advance notice by the Company to the officer; if the six months' advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.

     Effective January 1, 1992 the Company established a deferred compensation plan for directors and officers of the Company. Effective January 1, 1996 the Company established a revocable trust for the purpose of funding the benefits under the deferred compensation plan. Upon the occurrence of certain events, which generally include the sale of substantially all of the Company's assets, a merger or consolidation in which the Company is not the surviving entity, certain changes in the composition of the Board of Directors or someone acquiring 20 percent or more of the Company's voting stock, the trust will become irrevocable and the Company will be required to fully fund the benefits earned under the deferred compensation plan within 60 days after the occurrence of that event.

                          ITEM 2 - SHAREHOLDER PROPOSAL

     The Company has been advised that the Arizona Safe Energy Coalition (owner of record of 42.75 shares), c/o Betty Schroeder, 5349 West Bar X Street, Tucson, Arizona 85713 intends to present the following proposal at the 1998 annual meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board opposes this proposal for the reasons stated on page 14.

     "REFUSE PLUTONIUM FUEL & TRITIUM PRODUCTION AT PALO VERDE I, II, & III

"Whereas:

"The Department of Energy (DOE) plans to dispose of surplus weapons plutonium by immobilization in ceramics and possibly as plutonium/uranium oxide (MOX) fuel for commercial reactors;

"The DOE is also seeking a commercial reactor to produce tritium for nuclear warheads;

"Arizona Public Service has expressed interest in both options; and

"We strongly oppose both because we believe both would: (1) violate the barrier between nuclear power and nuclear weapons, and (2) generate great quantities of radioactive waste, exacerbating the already critical, unresolved problems of radioactive waste storage. In addition, MOX fuel would (1) still be weapons-usable, so would require heavy security in transit and at reactors; (2) be more costly for fuel fabrication and reactor operation, (3) be too dangerous because it would be more hazardous to control during fissioning in reactors, increasing operating risks and component aging; (4) fail to reduce the quantity of plutonium since as much new plutonium would be generated during fissioning; (5) spread plutonium more widely than if immobilized directly; and (6) increase the likelihood of locking the U.S. and the world into a deadly plutonium economy;

"THEREFORE BE IT RESOLVED that the shareholders request the Company to establish a firm policy to: 1) refuse to use MOX fuel; 2) refuse to generate tritium; and
3) reaffirm the barrier between nuclear power and nuclear weapons."

     Shareholder's Supporting Statement.

MOX: Its increased operating risks pose grave dangers of accidents, with significant negative financial impact on Pinnacle West Capital Corporation. Weapons plutonium cannot be fissioned directly, but must undergo complicated and dangerous processing, creating additional radioactive waste. European experience with MOX fuel is not comparable since theirs is from reprocessed commercial reactor wastes; none has used weapons plutonium. European reprocessing corporations are the driving force of MOX fuel, though public support has dropped. The U.S. should lead Europe and Russia in improving immobilization for all weapons plutonium.

TRITIUM: The DOE estimates that reactors making tritium would generate three times more volume of highly radioactive waste and 50% more low level waste than normal reactor operations. Current need for tritium is unproven. Resuming tritium production implies the U.S. plans to maintain a nuclear arsenal indefinitely, counter to our treaty obligations.

BOTH: With Palo Verde I, II, and III's records of violations, fines and safety problems, the necessary relicensing approval may be difficult to obtain. Electric utility deregulation and the resulting cost-cutting by utilities further shakes public confidence in Arizona Public Service's ability to maintain safety and security for either MOX or tritium operations.

Radiation health scientist Dr. John Gofman warns of public health risks of cancer and genetic damage from radiation. The safety of hundreds of future generations depends upon the careful isolation of radioactive materials from the biosphere. Use of weapons plutonium and generation of weapons tritium in commercial reactors would create a dangerous precedent. For safety, environmental, economic and security reasons, we urge your supporting vote for this proposal.

     Board of Directors' Statement in Opposition

     Although the Company is fully supportive of the proponent's ideals of supporting environmental safety, the allegations contained in the proposal and its accompanying supporting statement are misleading and in many circumstances factually inaccurate.

     By the Department of Energy's own account, the MOX fuel program is designed to support U.S. nuclear weapons nonproliferation policy by reducing global stockpiles of excess fissile materials. The net effect of burning MOX fuel is a reduction in the total amount of weapons-usable plutonium. Indeed, the fundamental purpose of the MOX fuel program is to ensure that plutonium once produced for nuclear weapons is never again used for such weapons. While it is true that weapon-grade material may be obtained from MOX fuel, it is not accurate to say that MOX fuel is readily "weapons-usable." Complex chemical reprocessing would be required to obtain "weapons-usable" material from MOX fuel.

     As such, MOX fuel should provide no more of a security risk than normal nuclear fuels.

Additionally, the DOE's own studies show that no additional spent fuel wastes are produced by virtue of using fuel fabricated from excess plutonium. Companies such as APS are at the forefront of efforts to reduce radioactive waste, and APS, in particular, has long had in place a successful program and continues to meet its goals for reducing generation of radioactive waste as well as hazardous and mixed wastes. Additionally, the Company knows of no support for the proponent's assertion that reactors making tritium would generate three times more volume of highly radioactive waste and 50% more low level waste than normal reactor operations.

     As to the proponent's assertions of increased operating costs and significant negative financial impact to the Company, any additional operating costs of actually using MOX fuel would be borne by the government. The proponent also ignores the fact that the Company's decisions to participate in new ventures are based, in part, upon a careful cost-benefit analysis which takes into account all expected costs, risks and anticipated returns.

     With respect to the proponent's reference to APS' "records of violations, fines and safety problems," APS continues to be one of the top performers in the U.S. nuclear industry in terms of regulatory safety as indicated by reviews of the Nuclear Regulatory Commission and the Institute for Nuclear Power Operation. Also, in 1996, in recognition of its outstanding performance, APS received the Edison Award for industrial safety.

     The Board does not feel that it is in the shareholders' best interest to adopt policies that limit the Company's ability to explore new ventures, including those discussed in the proponent's proposal, that could ultimately prove beneficial to the Company and its shareholders, especially in the new competitive business environment we find ourselves entering.

THE BOARD THEREFORE RECOMMENDS A VOTE AGAINST THE ABOVE SHAREHOLDER PROPOSAL.

                                     GENERAL

      Cost of Solicitation. The cost of the solicitation of proxies, which will be by mail, will be borne by the Company. Brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

     Independent Public Accountants. It is anticipated that the Company's financial statements as of December 31, 1998 and for the year then ended will be examined by Deloitte & Touche LLP, independent certified public accountants. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     Voting Procedures. A majority of the outstanding shares entitled to vote in person or by proxy at the meeting will constitute a quorum for the conduct of business.

     For the election of directors, the individuals receiving the highest number of votes will be elected. The number of votes to which each shareholder will be entitled is to be determined by multiplying the number of shares of common stock owned as of the March 13, 1998 record date by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees.

     In voting on the shareholder proposal each shareholder will be entiled to cast a number of votes equal to the number of shares of common stock owned by such shareholder as of the record date. Broker "non-votes" with respect to any matter are not considered shares present and will not affect the outcome of the vote on such matter.

     Nominations to the Board. A shareholder wishing to propose the nomination of an individual for election to the Company's Board of Directors must submit his or her recommendation to the Company in writing, and in accordance with the applicable provisions of the Company's Articles of Incorporation and Bylaws, so as to be received by the Office of the Secretary no later than November 21, 1998. Copies of the Company's Articles of Incorporation and Bylaws are available upon written request delivered to the Office of the Secretary.

     Shareholder Proposals for Next Annual Meeting. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 annual meeting of the Company's shareholders, a proposal intended by a shareholder for presentation at that meeting must be submitted in accordance with the applicable rules of the Securities and Exchange Commission and received by the Company at its principal executive offices on or before December 2, 1998. Proposals to be presented at the annual meeting which are not intended for inclusion in the proxy statement and form of proxy must be submitted in accordance with the applicable provisions of the Company's Bylaws, a copy of which is available upon written request delivered to the Office of the Secretary. The Company suggests that proponents submit their proposals to the Office of the Secretary by Certified Mail -- Return Receipt Requested.

                       Pinnacle West Capital Corporation
                                 P.O. Box 52135
                             Phoenix, Arizona 85072


          April 1, 1998


          Dear Shareholders:

          The 1998 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Orpheum Theatre, 203 West Adams Street, Phoenix, Arizona on May 20, 1998 at 10:30 a.m. Mountain Standard Time. At the meeting shareholders will be asked to elect three Class I Directors to serve until the 2001 Annual Meeting and vote on a shareholder proposal.

          Your vote is important. Whether or not you plan to attend the meeting, please review the enclosed proxy statement, complete the proxy form below and return it promptly in the envelope provided.

          Sincerely,

          Faye Widenmann
          Vice President and Secretary



--------------------------------------------------------------------------------

PROXY FORM             Pinnacle West Capital Corporation              PROXY FORM

--------------------------------------------------------------------------------

     This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 20, 1998.

     The undersigned hereby appoints Richard Snell and Faye Widenmann, and each of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation, to be held May 20, 1998 at ten-thirty a.m., Phoenix time, and at any adjournment thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

     Voting with respect to the election of Directors may be indicated on the reverse of this card. Nominees for Director are: Roy A. Herberger, Jr., George A. Schreiber, Jr. and Humberto S. Lopez.

          This proxy will be voted as specified on the reverse. If no specification is made, this proxy will be voted FOR the election of Directors and AGAINST the shareholder proposal.

-------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the election  | The Board of Directors recommends a vote AGAINST
of Directors.                                              | Item 2.
-------------------------------------------------------------------------------------------------------------------------
                                   FOR*      WITHHOLD      |                                    FOR   AGAINST   ABSTAIN
1.  Election of Directors          [ ]         [ ]         | 2. Shareholder proposal
    (see other side)                                       |    relating to nuclear issues      [ ]     [ ]       [ ]
                                                           |
*For all nominees, except vote withheld from the following:| ------------------------------------------------------------
                                                           |
 _________________________________________________________ |
                                                           |
-----------------------------------------------------------|
                                                               _________________________________________________________
                                                                 Signature                              Date

                                                               _________________________________________________________
                                                                 Signature                              Date


                                                               Please sign as your name(s) appears. Joint owners should
                                                               both sign. Fiduciaries, attorneys, corporate officers,
                                                               etc. should state their capacities.

                                                                     Any proxy given previously is hereby revoked.

--------------------------------------------------------------------------------
Fold and detach                                                  Fold and detach

                             Attending the Meeting

For those shareholders wishing to attend the meeting, the map below shows the location of the Orpheum Theatre and the parking lots that have been made available for your use. This stub from your proxy will serve as your parking validation, but it will only be accepted at those parking locations shown below.


                                [MAP AND LEGEND]


                  THIS STUB IS YOUR PINNACLE WEST PARKING PASS